Exhibit 10.15

Agreement

relating to a

Borrowing Base Facility

between

Steinway & Sons, New York, Hamburg Branch

Rondenbarg 10

22525 Hamburg

- hereinafter referred to as the “Borrower” and, together with the Co-Borrowers, the “Borrowers” -

And

Commerzbank Aktiengesellschaft

Kaiserstraße 16

60311 Frankfurt am Main

- hereinafter referred to as the “Bank” -

With

Steinway Retail Deutschland GmbH, Rondenbarg 10, 22525 Hamburg and

Louis Renner GmbH, Max Planck Straße 18-24, 7116 Gärtringen as collateral providers

- together with the Borrower, hereinafter referred to as the “Borrowing Base Providers” -

Whereas:

The Borrowing Base Providers and the Bank enter into the following borrowing base facility agreement (hereinafter referred to as the “Agreement”). A Borrowing Base facility is a special type of working capital finance where the maximum amount available for drawdown is directly dependent on the periodically determined value of the current assets and — in this specific case — certain fixed assets serving as collateral, in particular inventory and trade receivables (the “Borrowing Base”).

It is agreed as follows:

1.	AMOUNT AND PURPOSE OF THE CREDIT FACILITY

1.1

The Bank makes available to the Borrower a Borrowing Base Facility the credit amount of which actually available for drawdown is dependent on the periodically determined Borrowing Base, however limited to

EUR 30,000,000.00

(in words: Euro thirty million)

(the “Credit Commitment”).

1.2

The available credit amount is calculated on the basis of the Borrowing Base pursuant to Clause 8 hereof (Borrowing Base). The calculation is made monthly on the basis of the Borrowing Base Reports provided by the Borrower. The credit amount available to the Borrower for the Borrowing Base Application Period is the lesser amount in EUR of:

(a)	the Borrowing Base confirmed from time to time by the Bank, deducted by the aggregate credit limits allocated to Co-Borrowers by way of Loan Transfer Order pursuant to Clause 2.4, and

(b)	the Credit Commitment.

(the “Available Credit Facility”).

1.3	The Borrowers shall use the Available Credit Facility exclusively for the financing of general corporate purposes, including working capital requirements and investments in digitalization.

2.	UTILISATION AND TRANSFER OF EXISTING CREDIT UTILISATION

2.1	The Available Credit Facility may be utilised by the Borrower, and if applicable and within the limits set in the in the respective Loan Transfer Order, by a Co-Borrower

(1)	by way of an overdraft facility in Euro;

(2)	by way of money market loans in Euro up to an amount not exceeding 70% of the Credit Commitment;

(3)	by way of guarantees in Euro up to an amount of EUR 3,000,000.00, provided that those guarantees are directly linked to the working capital to be financed; and

(4)	for the issuance of import letters of credit in EUR up to an amount of EUR 5,000,000.00, provided that those import letters of credit are directly linked to the working capital to be financed.

Utilisations of the Borrower (for the avoidance of doubt, not of the Co-Borrowers) via overdraft facilities or for the issuance of letters of credit can also be made in the following foreign currencies as long and to the extent that these are freely available and convertible for the Bank:

•	USD.

The aggregate amount of utilisations by the Borrower shall not exceed the Available Credit Facility at any time. The aggregate amount of utilisations by any Co-Borrower shall not exceed its credit limit allocated under the respective Loan Transfer Order at any time. The limitations for individual types of utilisation are to be observed by the Borrower.

2.2

If — for instance in the event of utilisation in foreign currency — the aggregate amount of utilisations exceeds the Available Credit Facility at that time, the Borrower shall be obliged to reduce the utilisation immediately so that it does not exceed the Available Credit Facility. If this is not immediately possible due to the type of utilisation (e.g. in the case of guarantees), the Borrower shall provide cash collateral to the Bank, i.e. deposit a cash amount necessary to cover the sum by which the aggregate amount of utilisations exceed the Available Credit Facility, in an account held with the Bank in the name of the Borrower and pledged to the Bank with first rank.

In order to determine whether, as a result of exchange rate fluctuations, the aggregate amount of utilisations exceeds the credit facility, the EUR counter value of the utilisations in foreign currency is calculated on each Business Day on the basis of the mean rate of exchange. The mean rate of exchange is the rate fixed by the Bank as the mean rate between the buying and the selling rate for the respective foreign currency against the euro at or about 1 p.m. local time in Frankfurt am Main on each business day and which is then published on its internet sites http://www.commerzbank.de under Research > Kursinformationen > Devisenkurse.

Business day means a day other than a Saturday and Sunday on which banks are open for general business in Frankfurt am Main.

2.3

Within the facility agreement dated 19.01.2012 between the Bank and the Borrower and its respective amendments, the Borrower has utilised overdraft facilities, money market loans, guarantees as well as documentary letters of credit (“Existing Utilisation”). From the effective date of this Agreement pursuant to Clause 15.1 below, the Existing Utilisation shall be transferred to and continued as utilisations under this Agreement. It shall then be deemed to be drawn hereunder and the amount available for utilisation shall be reduced by the amount of the Existing Utilisation. The terms and conditions of this Agreement shall be fully applicable to the Existing Utilisation, except for the agreements concerning tenor and interest rate of existing money market loans as well as fees of existing guarantees and documentary letters of credit which are not yet discharged on the effective date of this Agreement, for which the conditions previously agreed shall continue to apply.

2.4	Utilizations under this credit facility by co-borrowers (“Co-Borrower”)

2.4.1	Utilizations under this credit facility by the Co-Borrowers shall be subject to the following conditions:

•	The Borrower provides to the Bank a loan transfer order in accordance with Annex VI (“Loan Transfer Order”),

•

the Bank has received a Declaration of Accession from the Co-Borrower signed in a legally binding manner in accordance with Annex VII to this Agreement (including any further documents requested by the Bank), and

•	the Bank accepts the Loan Transfer Order and consents to the Co-Borrower’s accession to the Agreement.

2.4.2

The Bank shall not be obliged to accept a Loan Transfer Order and/or a Declaration of Accession and to grant a Co-Borrower corresponding credits. The Bank will inform the Borrower without delay if it refuses to accept a Loan Transfer Order and/or Declaration of Accession. Otherwise, the Loan Transfer Order and the corresponding Declaration of Accession shall be deemed to be accepted. The acceptance or rejection, as the case may be, of the Loan Transfer Order shall automatically be deemed to be also an acceptance or rejection of the Declaration of Accession. The Borrower will inform the Co-Borrower about the acceptance or rejection.

2.4.3

As soon as the conditions pursuant to No. 2.4.1 are met for each Co-Borrower, the Co-Borrowers will become borrowers to this Agreement subject to the conditions laid out in the Loan Transfer Order and the corresponding Declaration of Accession. The credit products used by the Co-Borrowers will be booked in their own accounts.

2.4.4

Co-Borrowers shall not be entitled to amend, rescind or terminate the Agreement in whole, to give, cancel or change Loan Transfer Orders and to receive information on the account balances of the other Co-Borrowers as well as of the Borrower. However, each Co-Borrower may repay credits utilized by it in accordance with the conditions applicable thereto and then withdraw from the Agreement (for the avoidance of doubt solely in their capacity as Co-Borrowers and not as Borrowing Base Provider or Co-Debtor), by giving notice of termination. The amount which then becomes available may be utilized by the Borrower itself or distributed to other Co-Borrowers.

2.4.5

The Bank is only prepared to make credits available to the Co-Borrowers, if the Borrower fully assumes the risk resulting from these credits. Therefore the Borrower hereby assumes a guarantee (“Steinway Guarantee”) towards the Bank as security for any existing and future, including contingent claims, to which the Bank is or becomes entitled under this Agreement following the Bank’s acceptance of a Loan Transfer Order and/or a Declaration of Accession by the respective Co-Borrower.

Under the Steinway Guarantee, the Borrower irrevocably and unconditionally undertakes to pay to the Bank any amount, including interest and costs, owed by any one or several of its Co-Borrowers under a credit specified in Annex VI. The Borrower undertakes to make payment in the currency in which the respective obligation of the Co-Borrower concerned is denominated. If this is not possible for reasons of foreign exchange law, the Borrower shall pay to the Bank the countervalue of the currency claim in EUR, converted at the middle rate of exchange on the date of payment.

The Bank may demand payment from the Borrower under the Steinway Guarantee, if one or several of the Co-Borrowers have failed to meet their contractual obligations, have failed to meet them in due time, in the agreed manner or in the currency agreed on conclusion of the agreement (“Default”). Prior to its demand for payment under the Steinway Guarantee against the Borrower, the Bank shall not be obliged to enforce the corresponding amounts towards the Co-Borrower concerned in court or out of court, to first realise other security, if any, or to await the results of any insolvency or similar proceedings.

The payment obligation shall be valid irrespective of any objections or defences which may be raised by the relevant Co-Borrower, or the reasons for non-payment by that Co-Borrower. It shall be effective, even if the Agreement or agreement on an individual transaction between the Bank and the Co-Borrower concerned proves to be not legally valid. Furthermore, it is not relevant whether the Default is attributable to the Co-Borrower concerned or is due to measures of third parties, including restrictions by public authorities or legal restrictions.

This Steinway Guarantee shall only expire after the obligations of all Co-Borrowers towards the Bank have been repaid and discharged finally and irrevocably. In particular, it shall not already expire if a loan or utilization granted to the Co-Borrower is repaid only temporarily or, as determined subsequently, not with final legal effect, or if a Co-Borrower is no longer specified in the applicable Annex VI, or the credit amount originally assigned to it has been reduced, as long as it has not yet met its obligations towards the Bank in full.

2.4.6

The Borrower shall be authorised to reduce or to fully cancel the credit limit allocated to a respective Co-Borrower at any time by sending the Bank an updated version of Annex VI signed by the Borrower provided that the reduction of the individual credit limit below the currently applicable utilization of the Co-Borrower shall not be permitted. The Steinway Guarantee for amounts actually utilised shall remain in effect until final repayment or discharge of the Bank, irrespective of such notification and the change of Annex VI. This shall also apply if any guarantees issued for Co-Borrowers continue to exist even after a reduction of the limit or a cancellation of the Co-Borrower. The Borrower will also notify the affected Co-Borrowers thereof. Any changes shall only become effective towards the Bank — subject to the provisions in Clauses 2.4.1 and 2.4.2 — ten banking days after the receipt of a corresponding notification. Each updated Annex VI contains a list of all Loan Transfer Orders to Co-Borrowers so provided to the Bank by the Borrower, subdivided according to name of the Co-Borrower, type of utilization and amount of limits.

2.4.7

The Borrower may also request to introduce a new Co-Borrower or to increase the credit limit allocated to existing Co-Borrowers. Any introduction of a new Co-Borrower or any increase of a credit limit already allocated is subject to the Bank’s prior written approval. Clause 2.4.5 and 2.4.6 shall apply mutatis mutandis.

2.4.8

The Borrower will sign any amendments to this Agreement or new loan agreements to which utilizations of a Co-Borrower under this Agreement shall be transferred, on its own behalf and also as representative on behalf of and for the account of the Co-Borrowers that have joined this Agreement.

3.	Interest and fees / conditions of utilisation

3.1	Overdraft facility in Euro

The Borrowers shall pay interest on utilizations on the current account (overdraft facility) now and until further notice at a rate of 3.25% p.a.

The Bank shall provide the Borrowers with a monthly statement of interest together with the balance statement for the current account.

Interest payments shall be due monthly in arrears on the last day of each calendar month.

If the most recently published average monthly rate for three months’ EURIBOR deposits increases by more than 0.25 per cent compared to the average monthly rate determined in the previous month of the last interest adjustment or interest agreement, the Bank shall be entitled to raise the agreed interest rate according with the change of the average monthly rate. The Bank shall reduce the agreed interest rate accordingly, if the average monthly rate for three months’ EURIBOR deposits decreases by more than 0.25 per cent.

If the EURIBOR’s essential calculation base changes or can no longer be determined temporarily or permanently, the bank will use the reference interest rate that replaces the EURIBOR or another suitable reference interest rate (“replacement reference interest rate”). The Bank will inform the Borrowers of the replacement reference interest rate in due course.

Interest rate changes shall become effective upon notification to the Borrowers immediately after publication of the above-mentioned change of the average monthly rate. The interest rate change may also be communicated in the form of printing the notification on the bank statement of the account which is used for utilisation of the credit facility.

In the event of an increase of the contractually agreed interest rate for overdraft facilities, the Borrowers may terminate the loan with immediate effect within a period of six weeks after notification of the change. If any of the Borrowers terminates a loan, the increased agreed interest rate shall not be applied to the terminated loan. The Bank shall grant the Borrowers an adequate period for the settlement of the loan.

3.2	Overdraft facility in foreign currency

The Borrower shall pay interest at a rate equal to LIBOR plus a margin of 3.25% p. a. on utilizations on the current account (overdraft facility) now and until further notice in USD. If LIBOR is 0 % or less than 0%, the Borrower shall pay interest at a rate equal to the margin. LIBOR for utilisations in USD means the interest rate published on Reuters page “LIBOR01” (or any successor to that page) on each banking day as “overnight rate” for utilisations in the respective currency with a term from the day of the publication until the next banking day.

If the LIBOR’s essential calculation base changes or may no longer be determined temporarily or permanently, the Bank will use the reference interest rate which replaces the LIBOR or another suitable reference interest rate (“replacement reference interest rate”). The Bank will inform the Borrower of the replacement reference interest rate in due course.

For the purposes of this paragraph, a banking day shall be any day except Saturday and Sunday on which commercial banks in London and the principal financial centre of the country of the relevant currency are open for business.

Interest payments shall be due on a monthly basis in arrears on the last day of each calendar month.

The Bank shall provide the Borrower with a monthly statement of interest together with the balance statement for the current account.

3.3

If and to the extent that the aggregate amount of all utilizations exceeds the amount of the Available Credit Facility and the bank tolerates the respective overdraft of the Available Credit Facility (“tolerated overdraft”), the Borrower shall pay overdraft interest for the respective tolerated overdraft (day-end balance) on the current account (overdraft facility) until the determination of the next respective day-end balance in the amount of the contractual interest rate applicable on that day for utilizations on the current account (overdraft facility) plus a surcharge of 5 % p. a.

Overdraft interest payments shall be due on a monthly basis in arrears on the last day of each calendar month.

The Bank shall provide the Borrower with a monthly statement of overdraft interest together with the balance statement for the current account.

Neither the above provisions nor the occurrence of tolerated overdrafts shall entitle the Borrower to any toleration/granting of corresponding overdrafts of the Available Credit Facility.

In the case of any discrepancies between the above provisions and any other agreements on overdraft interest between the Bank and the Borrower the above provisions shall prevail.

3.4	Money market loans

Money market loans may be utilised in EUR.

Money market loans may have terms (interest periods) of one month or three months. Subject to the Bank’s consent, differing terms are possible in the specific case. The term of a money market loan may not exceed the term of the credit facility granted hereunder.

Every money market loan is to be repaid in EUR on its maturity together with the respective interest thereon. If a money market loan is due on a day which is not a business day, the term of that money market loan will instead end on the next business day in that calendar month (if there is one) or the preceding business day (if there is not).

The nominal amount of a money market loan must have a minimum amount of EUR 1,000,000.00 or, if higher, an integral multiple of EUR 100,000.00.

For money market loans in EUR, the Bank charges the Borrowers interest at the EURIBOR plus a margin of 2.25 per cent. p.a. on the respective money market loan. If the EURIBOR rate is 0 % or less than 0%, the Borrowers shall pay interest at a rate equal to the margin.

EURIBOR means the interest rate published on Reuters page “EURIBOR” (or any successor to that page) for deposits in Euro in the interbank market with a comparable term two banking days prior to disbursement of a money market loan.

If the EURIBOR’s essential calculation base changes or may no longer be determined temporarily or permanently, the Bank will use the reference interest rate which replaces the EURIBOR or another suitable reference interest rate (“replacement reference interest rate”). The Bank will inform the Borrowers of the replacement reference interest rate in due course.

For the purpose of fixing the interest rate for the respective money market loan, the Borrowers shall send the Bank a Utilisation Request specifying the amount and currency of the money market loan, the disbursement date and the term thereof not later than 10 a.m. (local time in Frankfurt am Main) on the day that is two business days prior to the day on which the loan is to be disbursed.

Business day means a day other than a Saturday and Sunday on which banks are open for general business in Frankfurt am Main.

If the EURIBOR cannot be determined on the day that is two business days prior to the day of disbursement of a money market loan, the parties shall negotiate on the interest rate and the term of the respective money market loan. The Bank shall not be obliged to disburse the money market loan until an agreement is reached. If such agreement on the interest rate and the term cannot be reached within 15 days, the Bank shall not be obliged to grant the money market loan.

3.5	Guarantees

Under the credit facility, the Bank may be instructed to issue prepayment guarantees provided that they are directly linked with the working capital to be financed.

The Bank reserves the right to refuse at its discretion the issuance of a guarantee on an individual basis due to the risks which may arise from the wording, the tenor, the beneficiary and or the underlying transaction.

All other conditions will be agreed upon the Borrower or Co-Borrower instructing the Bank to issue a guarantee. In case an agreement cannot be reached, the Bank is not obliged to issue the guarantee.

The guarantee fee for each guarantee shall be payable quarterly in advance on the last day of the previous quarter. The Bank charges the Borrowers the fee for the current remaining quarter upon issuance of the guarantee on a pro-rata temporis basis.

The Bank charges EUR 75.00 per guarantee for the execution of a guarantee document and EUR 50.00 for each amendment per guarantee.

In addition, the Bank’s “General Conditions for Guarantee Business” shall apply which are enclosed herewith

3.6	Documentary import letters of credit

Under the credit facility, the Bank may be instructed to issue documentary import letters of credit provided that they are directly linked with the working capital to be financed.

The conditions for each individual documentary letter of credit are always agreed upon separately when giving an instruction to issue a documentary letter of credit. If an agreement cannot be obtained, the Bank shall not be obliged to issue the documentary letter of credit.

3.7	Other fees

(a)	Commitment fee

From the effective date of this Agreement, a commitment fee at the rate of 0.3 per cent. p.a. on the undrawn balance of the Credit Commitment is agreed between the Borrowers and the Bank. The commitment fee shall be due for payment monthly in arrears on the last day of each calendar month.

(b)	Fees

In addition to the interest, commissions and fees agreed above, the Borrower shall pay the Bank the following fees in connection with the Borrowing Base Facility:

(i)	a non-recurring arrangement fee of 0.7% of the Credit Commitment (“Arrangement Fee”). The Arrangement Fee is due and payable five business days after the signing of this Agreement,

(ii)

an annual fee for the annual Borrowing Base audit and for the ongoing duties of the Bank within the scope of the periodical Borrowing Base determination of EUR 15,000.00 (“Borrowing Base Monitoring Fee”). The Borrowing Base Monitoring Fee is due and payable on a pro-rata temporis basis 14 business days after the signing of this Agreement and thereafter on the fifth business days in January of each calendar year.

3.8	Method of calculation

Unless expressly agreed otherwise, interest, commission and other fees shall be calculated on the basis of “act/360”, i.e. the actual number of days elapsed and a year of 360 days.

3.9	Debit authorisation

The Bank may debit interest, commission and other fees payable under this Clause 3 to any current account of the Borrower, or, as the case may be, of any Co-Borrower, held with the Bank.

4.	Costs and Expenses

The Borrower shall promptly on demand pay the Bank the amount of all costs and expenses (including legal fees) reasonably incurred by it

(a)	in connection with the preparation, negotiation, printing and execution of this Agreement and all security agreements (including legal opinions);

(b)	in connection with the evaluation, negotiation and execution of amendments, waivers or consents requested by the Borrower or the Guarantor;

(c)	in connection with the administration or the total or partial release of security; or

(d)	in connection with the preservation of or enforcement of any rights (including measurese of enforcing or liquidation of securities) under this Agreement and/or any security agreement.

5.	Term / Repayment of utilisation

5.1	The Credit Commitment is granted until 31.01.2023.

5.2

During the term of the Credit Commitment, drawings on current account may be repaid at any time. Other utilisations may only be repaid at the end of the term agreed from time to time or in accordance with any special conditions which may be applicable to them.

If, after determination of the Borrowing Base pursuant to Clause 8 (Borrowing Base), the aggregate of all outstanding utilisation of the Borrower exceeds the Available Credit Facility, the Borrower shall be obliged to repay the excess amount to the Bank within three business days after receipt of the Borrowing Base Confirmation pursuant to Clause 8.3 (Borrowing Base Confirmation) without an explicit or separate payment request being required. If repayment is not possible at short notice due to the type of utilisation, the Borrower shall be obliged to pay an amount equal to the excess amount to an account held with the Bank in the name of the Borrower and pledged to the Bank with first rank within the above-mentioned period.

If, after determination of the Borrowing Base pursuant to Clause 8 (Borrowing Base), the aggregate credit limits allocated to the Co-Borrowers under respective Loan Transfer Orders exceed the Borrowing Base, the Borrower shall promptly reduce these credit limits so that the reduced credit limits are covered by the Borrowing Base. Such reduced credit limits shall become effective three business days after receipt of the Borrowing Base Confirmation. If, after such reduction of credit limits, utilizations from any Co-Borrower exceeds its respective credit limit, such utilizations shall immediately be repaid so that they are covered by the respective credit limit. If repayment is not possible at short notice due to the type of utilisation, the Borrower shall be obliged to pay an amount equal to the excess amount to an account held with the Bank in the name of the Borrower and pledged to the Bank with first rank within the above-mentioned period.

If the Borrower does not comply with the aforementioned obligation to reduce allocated credit limits, to repay the excess amount or to deposit the required amount in a pledged account, the Bank may immediately notify the Co-Debtors and the Parent without separate prior notification of the Borrowing Base Providers or the Borrowers. Further rights which the Bank may have resulting from this Agreement and/or the security documents shall remain unaffected.

The above shall not apply if the Borrower proves to the Bank’s satisfaction by submitting a new Borrowing Base Report that

(a)	the Borrowing Base has increased again in the meantime compared to the Borrowing Base Report last submitted;

(b)	the outstanding utilisation does not exceed the Available Credit Facility;

(c)	the credit limits allocated to Co-Borrowers do not exceed the Borrowing Base; and

(d)	the Bank has confirmed the new Borrowing Base to the Borrower.

5.3

At the end of the term of the Credit Commitment, all outstanding utilisations of the Borrowers shall be repaid in one sum. If a fixed term has been agreed for money market loans, these loans shall be repaid at the end of the agreed term, except in the event of termination for cause.

5.4

If the Bank has issued guarantees or documentary letters of credit by order of the Borrowers, the Borrowers shall release the Bank at the end of the Credit Commitment’s term from its obligations under the guarantees or documentary letters of credit that are still outstanding. If the Borrowers fail to comply with their obligation to release the Bank within a reasonable period of time set by the Bank, the Borrowers shall pay to the Bank a cash amount in the sum and currency of the exposure from guarantees or documentary letters of credit to secure the Bank’s claim to the reimbursement of expenses.

6.	Payments/Taxes

6.1

All payments to be made by the Borrowers under this Agreement shall be made free and clear of and without deduction for or on account of any taxes, duties, levies or imposts (“Tax” or “Taxes”) unless the Borrowers are compelled by law to make payment subject to such Taxes. If any Taxes or amounts in respect thereof must be deducted from any amounts payable or paid by the Borrowers, the Borrowers shall pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to such Taxes.

All Taxes in respect of this Agreement and any amounts paid or payable hereunder shall be paid by the Borrowers when due and in any event prior to the date on which penalties attach thereto. As soon as possible, in any event within 30 days, after each payment by the Borrowers hereunder of Tax or in respect of Taxes, the Borrowers shall deliver to the Bank evidence (including all relevant Tax receipts) that such Tax has been duly remitted to the appropriate authority.

7.	Security

7.1	The following — already provided or still to be provided by the Borrowing Base Providers — shall serve as security for the Bank’s claims arising under or in relation to this Agreement:

(a)

Transfer of ownership by way of security under German law (Sicherungsübereignung) of all present and future raw materials and supplies as well as work in progress and finished goods including merchandise and packing material of the Borrowing Base Providers;

(b)	Transfer of ownership by way of security under German law (Sicherungsübereignung) of all Concert & Artist instruments of the Borrower and Steinway Retail Deutschland GmbH;

(c)	Assignment by way of security (Sicherungszession) under German law of the claims to the insurance benefits under insurances in respect of the inventory of the Borrowing Base Providers;

(d)	Assignment by way of security (Sicherungszession) under German law of all present and future trade receivables of the Borrowing Base Providers against German and international debtors;

(e)

Assignment by way of security (Sicherungszession) under German law of the claims to the insurance benefits under credit insurance in respect of the trade receivables of the Borrowing Base Providers; and

(f)	Security interest in trade marks owned by the Borrower.

7.2	The Bank shall receive the following additional security from third parties as collateral for the Bank’s claims arising under or in relation to this Agreement

(a)	USD 23,000,000.00 guarantee from Steinway Musical Instruments Inc., Wilmington, USA (the “Parent”).

7.3

To the extent that the proceeds from an enforcement of the security pursuant to Clause 7.1 above are not sufficient to satisfy the Bank’s claims under this Agreement, the Bank may also seek satisfaction from the enforcement of the following security from third parties which is primarily granted in order to secure the Bank’s claims under the EUR 20 million instalment loan agreement entered into between the Borrower and the Bank on or around the date of this Agreement:

(a)

EUR 5,000,000.00 registered land charge with in rem enforcement clause on the property in Max Planck Road 18, 20, 22, 24 in Gärtringen, recorded in the Land Registery of Gärtringen Blatt 8128, owner Louis Renner GmbH, Gärtringen. This land charge may not be subordinated to any third-party rights;

(b)

EUR 4,000,0000.00 registered land charge with in rem enforcement clause on the property of Louis Renner GmbH, Gärtringen recorded in the Land Registry of Meuselwitz Folio 2724. This land charge may not be subordinated to any third-party rights;

(c)

EUR 5,112,918.81 registered land charge with in rem and personal enforcement clause on the Borrower’s property recorded in the Land Registery of Ottensen, District Court Hamburg-Altona, Folio 4735. This land charge may not be subordinated to any third-party rights;

(d)

EUR 1,022,583.76 registered land charge with in rem and personal enforcement clause on the Borrower’s property recorded in the Land Registery of Ottensen, District Court Hamburg-Altona, Folio 4735. This land charge may be subordinated to the following third-party rights: In Division III: Previous land charge of EUR 5,112.918,81 with in rem and personal enforcement clause.

(e)

EUR 7,864,497.43 registered land charge with in rem and personal enforcement clause on the Borrower’s property recorded in the Land Registry of Ottensen, District Court Hamburg-Altona, Folio 4735. This land charge may be subordinated to the following third-party rights: In Division III: Previous land charge of EUR 5,112.918,81 and EUR 1,022,583,76 with in rem and personal enforcement clause.

7.4	The details of the provisions of security have been/will be agreed upon conclusion of the respective security agreement.

7.5	For the discharge of the Borrowers’ obligations hereunder,

Steinway Retail Deutschland GmbH, Landsberger Str. 336, 80867 München, Louis Renner GmbH, Max-Planck-Str. 18-24, 71116 Gärtringen and Boston Piano GmbH, Rondenbarg 12, 22525 Hamburg shall be liable as joint and several debtors by way of an accession to the Borrower’s obligations under this Facility Agreement. The Bank may advise the Co-Debtor(s) of the balances of the loan accounts at its/their request. The Borrower shall not be entitled to claim acquiescence / granting of overdrafts of the committed credit facility on account of the Co-Debtor(s) assuming liability beyond the amount of the credit facility.

8.	Borrowing Base

8.1	Definition of Borrowing Base

“Borrowing Base” is defined as the loan value agreed, confirmed by the Bank and expressed in Euro, of those economic goods of the Borrowing Base Providers in which the Bank acquires a (prior-ranking) security interest under the separate security agreements concluded or still to be concluded, and which are included in the periodical calculation of the Borrowing Base according to the Calculation Scheme pursuant to ANNEX I (Calculation Scheme Borrowing Base).

8.2	Borrowing Base reporting

The Borrowing Base is calculated monthly on the basis of the Borrowing Base Reports provided by the Borrower. The Borrowing Base Report is the Borrowing Base Providers’ status report for the calculation of the Borrowing Base which must be filed in the form according to ANNEX II (Report for the calculation of the Borrowing Base). The accompanying documents to be transmitted to the Bank are stated in ANNEX I (Calculation Scheme Borrowing Base), specifically letter b). The borrowing base calculated by the Borrower from time to time is shown there as “Borrowing Base total”. The Borrowing Base shall be the aggregate of the “Borrowing Base totals” from all Borrowing Base Providers, provided that the Bank confirms such calculation in accordance with Clause 8.3.

Reporting date is always the last day of the month (the “Reporting Date”). The Borrower shall be obliged to make the Borrowing Base Report, available to the Bank by 12 a.m. on the 15. business day of each month at the latest (the “Delivery Date”).

A Borrowing Base Report, duly signed by the Borrower in a legally binding manner, shall be sent by e-mail, together with the accompanying documents attached thereto (including the relevant pdf file of the duly signed Borrowing Base Report), to the following e-mail address of the Bank:

borrowing.base@commerzbank.com

8.3	Borrowing Base Confirmation

After checking the documents submitted by the Borrower in due time as to plausibility, the Bank shall send the Borrower by the 17th business day after the Reporting Date a Borrowing Base Confirmation by e-mail (including the relevant Borrowing Base Confirmation in the form of a pdf-file attached). A Borrowing Base Confirmation is the Bank’s confirmation by which it notifies the Borrower about the amount of the Borrowing Base calculated on the basis of the Borrowing Base Report for the Borrowing Base Application Period and thus also determines the amount of the Available Credit Facility applicable from time to time.

The Borrowing Base Confirmation shall be sent to the following e-mail addresses of the Borrower:

CHoefermann@steinway.de

For this purpose, the Borrower authorizes Christoph Höfermann to receive the Borrowing Base Confirmation. The Borrower is obliged to inform the Bank immediately, if such authority is withdrawn and nominate a new person authorized to receive the Borrowing Base Confirmation (including his or her e-mail address). If an authorization is withdrawn, such withdrawal shall be deemed to be effective vis a vis the Bank only upon it having come to the Bank’s attention. Until receipt of the withdrawal by the Bank and nomination of a new authorized person, the Bank is entitled to send the Borrowing Base Confirmation to the persons(s) hitherto known to it as authorized person(s).

A Borrowing Base Confirmation shall be deemed to be received by the Borrower upon the Borrower in return confirms having received such Borrowing Base Confirmation.

A business day within the meaning of this clause shall be any day other than a Saturday and Sunday on which banks are open for general business in Frankfurt am Main.

8.4	Borrowing Base Application Period

“Borrowing Base Application Period” shall be the period commencing on the 18th business day of each month and ending at the end of the 17th business day of the next following month. If a Borrowing Base Application Period ends without a new Borrowing Base Confirmation being sent by the Bank because the Borrowing Base Report was not submitted or not submitted correctly, the Bank shall be entitled to set the Borrowing Base to “zero”. The obligation pursuant to Clause 0 shall apply. The Bank will inform the Borrower without delay, if it considers a Borrowing Base Report to be incorrect.

8.5	Calculation Scheme / Haircuts

The Calculation Scheme Borrowing Base in ANNEX I is the result of the agreements made with the Borrower following the audit activities carried out by the Bank at the Borrowing Base Providers’ premises and their most important storage facilities. Both the Borrower and the Bank may demand a change in the haircuts stated in ANNEX I (Calculation Scheme Borrowing Base) under letter c), if they do not or no longer adequately reflect the underlying loan value of the assets serving as security in total or individually, or if the objective circumstances applicable for the valuation have changed materially or threaten to change materially in the foreseeable future.

8.6	Borrowing Base Recurring Audit

At least once in each calendar year, an audit of the data transmitted by the Borrower to the Bank as well as of the security will be performed by the Bank or a third party instructed by the Bank at the Borrowing Base Providers’ premises locally or at the premises of a third party where the assets serving as security or parts thereof are stored, at the Borrower’s costs (Borrowing Base Recurring Audit). The Borrowing Base Providers are required to perform any acts and issue any declarations which make this audit possible for the Bank or the third party instructed by the Bank and to refrain from any acts obstructing the audit.

The Bank shall be authorised at any time to carry out further audits of the data transmitted by the Borrowing Base Providers as well as of the security if there are reasonable doubts as to the completeness and/or correctness of the transmitted data. In the event that the audit shows that the doubts were unfounded, the Bank shall bear the costs of the audit, otherwise the Borrower.

8.7	Unencumbered security

The Borrowing Base Providers are obliged to present to the Bank once per year as per the end of its fiscal year a written confirmation of its auditors that the security as per Clause 7 of this Agreement are free from any liens and encumbrances in favour of other banks or leasing or factoring companies.

9.	Representations and warranties

The Borrower represents that with the exception of the documents set out in no. 14.1, no corporate, governmental or other public consents, authorisations or approvals are required in connection with the granting and repayment of the credit facility pursuant to the laws of the State of New York and US federal law.

10.	Covenants

10.1	Minimum capital ratio

The capital ratio during the term of this Agreement shall be at least 20 % at all times on the reporting dates.

The definition and calculation of the capital ratio are set forth in Annex III to this Agreement, in particular code 83006.

The basis for the calculation shall be the individual financial statement (“Bericht über die prüferische Durchsicht des Berichtspakets”) of the Borrower for the relevant financial year, using the same accounting and valuation methodology as in previous years.

The Borrower shall prove compliance with the above covenant to the Bank by submitting the financial statements and confirm such compliance in writing. The relevant documents shall each be submitted to the Bank immediately on completion and without special request, but no later than nine months after the end of the relevant financial year, and shall always be prepared in accordance with the same accounting and valuation methods. Should the accounting and valuation methods generally change, the Borrower shall notify the Bank thereof and deliver to the Bank with the first set of financial statements applying the new methods a description of any change in form and substance as may be reasonably required by the Bank to make an accurate comparison between the financial position indicated in the delivered financial statements and the previously delivered financial statements.

10.2

The Borrowing Base Providers shall be obliged to collect their trade receivables which are the subject to the assignments as per Clause 0 through their accounts held with the Bank. The Borrowing Base Providers will instruct their contracting parties accordingly and adjust the payment details in their invoices correspondingly.

10.3

The Borrowing Base Providers are obliged to ensure that the Bank’s claims with respect to the Loan will rank at least pari passu with the claims of other creditors of the Borrowing Base Providers. Should the Borrowing Base Providers provide security to other creditors by which those would be better secured than the Bank, the Borrowing Base Providers will allow beforehand or simultaneously that the Bank participates in this security in the same rank or offer equivalent and equally ranking security. Prior to a restructuring of short term unsecured credit agreements into longer term secured credit agreements, the Borrower will offer to the Bank a restructuring of the Borrower’s obligations to the Bank including the respective security. The Borrowing Base Providers confirm to the Bank that prior to the Effectiveness of the Agreement they have not provided security to other creditors with similar credit facilities by which those creditors would be ranking higher than the Bank.

10.4

The Borrower is obliged to immediately inform the Bank about existing and future agreements with other creditors on the compliance of financial covenants and to treat the Bank in an equal manner concerning the agreement and compliance with financial covenants. Should the Borrower wish to agree financial covenants with other creditors, the Borrower will offer an amendment to this Agreement concerning the compliance with financial covenants by which the Bank would be in the same position as the other creditors concerning the compliance with financial covenants. The Borrower confirms to the Bank that prior to the Effectiveness of this Agreement it has not agreed on the compliance with financial covenants with other creditors.

10.5

The Borrower covenants to maintain its main production facility for the production of Steinway concert and upright pianos (the “Products”) in Hamburg for the lifetime of the Agreement. The Borrower further covenants to maintain its present sales area responsibility, being the delivery of Products to local sales entities covering the European and the Asian market, in particular China.

10.6

If the obligations listed above are not complied with by the Borrowing Base Providers and/or the financial covenants stipulated above are not complied with or compliance with the covenants is not confirmed or not confirmed in due time by the submission of relevant documents, the Bank shall set a deadline for the Borrower or, as the case may be, the Borrowing Base Providers, to remedy this breach, if the breach is, in the opinion of a reasonable businessman (“ordentlicher Kaufmann”), capable of remedy within 30 days. If a deadline for remedial action has not been set or if the set deadline has unsuccessfully expired, the Bank shall be initially entitled to require the Borrower to provide or increase bankable securities to secure the claims of the Bank under this Agreement. Further rights that may accrue to the Bank under this Agreement, other agreements or according to its General Terms and Conditions, shall remain unaffected.

10.7

Basis for the granting of credit is furthermore that the current structure of the ownership and/or control of the Borrowers and the Borrowing Base Providers remains unchanged. Therefore, if there is a “Change of Control” during the term of this Agreement, the Bank is entitled to terminate this Agreement. The Borrower is obliged to inform the Bank immediately upon the occurrence of a “Change of Control” and the Bank shall give notice to the Borrower whether or it avails itself of such termination right within twenty (20) Business Days following receipt of the Borrower’s notice stating that a such “Change of Control” has occurred (or such longer period the Borrower and the Bank may agree on). In case the Bank makes use of its termination right, it shall terminate the Loan with a notice period of at least twenty (20) Business Days.

For the purposes of this Clause 10.7, “Change of Control” means that there is any change in the structure of the ownership and/or control any of the Borrowers or any Borrowing Base Provider such that the Guarantor, (i) does no longer directly or indirectly hold 75 per cent or more of the capital interests in and voting rights of any of the Borrowers or of each of the Borrowing Base Providers or (ii) does no longer have a controlling influence on any of the

Borrowers or on all of the Borrowing Base Providers (as per section 290 para 2 of the German Commercial Code). A controlling influence can be assumed, if the appointment of the management board of any of the Borrower or of the respective Borrowing Base Provider is controlled.

11.	Disclosure of the financial situation / reporting

11.1

The Borrower shall keep the Bank informed of its financial situation and that of the Parent and that of its associated companies, if any, on a timely basis, and shall submit the following documents to the Bank within the periods below in each case without special request:

•

as soon as available, but not later than 90 days after the end of each respective fiscal year the Parent’s audited consolidated and unaudited consolidating financial statements including balance sheets, income statements and cash flows duly signed in a legally binding manner by Borrowers management;

•

as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each respective fiscal year a financial report of the Parent including but not limited to financial statements and management reports;

•

as soon as available, but not later than 45 days after the last day of each respective fiscal year projections of the Parent on a consolidated basis and consolidating form for the forthcoming fiscal year;

•

as soon as available, but in any event within 90 days after the end of the respective financial year, a financial statement of the Borrower’s German branch similar to the report provided by Crowe dated February 15,2019 (Bericht über die prüferische Durchsicht des Berichtspakets) duly signed by the auditor;

•

as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each respective fiscal year a full set of report of the Borrower’s German branch, including but not limited to financial statements and management reports;

•	as soon as available, but in any event within 90 days after the end of the respective financial year, projections of the Borrower’s German branch for the forthcoming fiscal year;

•

as soon as available, but in any event within 90 days after the end of the respective financial year, a compliance certificate in accordance with Clause 10.1 duly signed in a legally binding manner by Borrowers’ management;

•

in the event of any financial statement of the Borrowing Base Providers is required by law or is performed voluntarily, the Borrower shall present the annual financial statements in an audited form together with any audit reports, as soon as available;

•

upon the Bank’s request, any other documents required under § 18 of the German Banking Act or any other relevant regulatory provisions as well as other documents containing information on the Borrowing Base Providers’ or the Parent’s financial condition.

12.	Termination for cause without notice

In addition to the rights of termination to which the Bank is entitled pursuant to its General Business Conditions, statutory regulations and/or — if covenants have been agreed — under the term Covenants, the Bank may terminate this Agreement and any transactions concluded thereunder for cause without notice if any of the Borrowers fails to comply with its contractual obligations to submit documents concerning its financial condition or those of the Parent or the Co-Debtors, provided that the Bank has notified the Borrower of any non-compliance with its obligations arising under Clause 8 above and the Borrower having failed to remedy such non-compliance within a period of twenty (20) Business Days following receipt of the Bank’s notice.

13.	Transfer clause

13.1

The Bank undertakes not to exercise its right to assign or pledge, in full or in part, the claims due to it under this Agreement — if applicable, including any pertaining security — to third parties, except for the cases provided for in Clause 13.2, and not to sell, assign or pledge such claims to one or more third parties as long as:

(a)

the financial situation of the Borrower or the economic value of a security provided for the loan does not deteriorate or threaten to deteriorate materially which would endanger repayment of the loan even upon realisation of the security, and

(b)	all amounts owed under this Agreement and the individual transactions entered into thereunder are (re)paid when due in compliance with the agreements made.

13.2	Notwithstanding the aforementioned provisions, the Bank may, even if the conditions stated there have been met,

(a)

assign or pledge its claims under this Agreement in whole or in part to (i) a member of the European System of Central Banks (e.g. the Deutsche Bundesbank) or (ii) a bank providing investment aid (Förderbank) (e.g. KfW-Kreditanstalt fur Wiederaufbau or the European Investment Bank EIB), or (iii) any other company of the Commerzbank Group, or

(b)

insure the economic risk of lending with third parties or transfer it to third parties in full or in part (e.g. by means of credit derivatives, asset-backed securities transactions or risk sub-participations).

13.3

In the event of a transfer or pledge of claims to the Deutsche Bundesbank, the Borrower shall provide annual financial statements and/or information on its own financial situation at the Deutsche Bundesbank’s request.

13.4

For the purpose of transferring claims or the economic risk of lending pursuant to Clause 13.2 and in the event that the conditions stated in Clause 13.1 are no longer met, the Borrower releases the Bank from its duty of banking secrecy to the extent required. The Bank is authorised to pass on the required information to the third party and to those persons involved in the transfer for technical or legal reasons, e.g. rating agencies or auditors. Prior to passing on the information, the Bank shall bind such third parties and the other above-mentioned persons to secrecy by means of a confidentiality agreement on all data concerning the Borrower and the guarantor, if any, unless such obligation already exists by virtue of statutory or professional regulations.

14.	Conditions precedent

14.1

The credit facility may be utilised by the Borrower as soon as this Agreement has come into full force and effect according to Clause 15 (Effectiveness of the Agreement), no events of default have occurred and the following additional conditions are complied with:

(a)	submission of the first Borrowing Base Report by the Borrower,

(b)	confirmation of the Borrowing Base by the Bank,

(c)	compliance with all KYC (know your customer) requirements concerning the Borrowers and the Co-Debtors,

(d)	receipt by the Bank of the original of the Agreement signed by the Borrower and the Borrowing Base Providers in a legally binding manner;

(e)	provision of the agreed security;

(f)

receipt by the Bank of a certified copy of the Borrower’s Articles of Incorporation including any amendments thereto, issued by the Secretary of State of the U.S. state within the registered seat of the Borrower is located. The certified copy shall be certified to be a true copy under the hand and seal of office of the Secretary of State;

(g)	receipt by the Bank of a Certificate of Good Standing with a recent date, issued by the Secretary of State of the U.S. state within the registered seat of the Borrower is located;

(h)	receipt by the Bank of a copy of the current version of the By-Laws of the Borrower;

(i)	receipt by the Bank of a copy of the list of current directors and officers of the Borrower;

(j)	receipt by the Bank of a copy of the resolutions adopted by the Board of Directors of the Borrower approving and authorizing the entering into the Agreement;

(k)	presentation of a legal opinion addressed to the Bank as per ANNEX IV (or another form agreed with the Bank) issued by a legal counsel acceptable to the Bank;

(l)

receipt by the Bank of a certified copy of the Parent’s Articles of Incorporation including any amendments thereto, issued by the Secretary of State of the U.S. state within the registered seat of the Parent is located. The certified copy shall be certified to be a true copy under the hand and seal of office of the Secretary of State; receipt by the Bank of a Certificate of Good Standing with a recent date, issued by the Secretary of State within the registered seat of the Parent is located;

(m)	receipt by the Bank of a copy of the current version of the By-Laws of the Parent;

(n)	receipt by the Bank of a copy of the list of current directors and officers of the Parent;

(o)	receipt by the Bank of a copy of the resolutions adopted by the Board of Directors of the Parent approving and authorizing the entering into the guarantee agreement;

(p)	presentation of a legal opinion addressed to the Bank as per ANNEX V (or another form agreed with the Bank) issued by a legal counsel acceptable to the Bank in relation to guarantee agreement.

14.2

The Bank may allow utilisation of the credit facility in specific cases even before all conditions precedents have been met. However, this shall not release the Borrower from the obligation to comply with the conditions precedent, especially the provision of security, unless the Bank has expressly waived this in writing.

14.3	If provided third-party security is terminated or withdrawn, the Bank shall no longer be obliged to disburse the credit from the date of receipt of the notice of termination or withdrawal.

14.4

The facility agreement dated 19.01.2012 for EUR 8 million including all amendments shall be cancelled by mutual consent upon effectiveness of this Agreement. Any existing utilisations still outstanding thereunder shall be transferred to this Agreement according to Clause 0 and continued thereunder.

15.	Effectiveness of the Agreement / cancellation of existing Agreements

15.1	This Agreement shall become effective once the Bank has received

•	the original of this Agreement countersigned by the Borrower in a legally binding manner;

•	the original of the Declaration of Accesion countersigned by Boston Piano GmbH in a legally binding manner.

15.2

The facility agreement dated 19.01.2012 between the Bank and the Borrower shall be terminated upon the effectiveness of this Agreement pursuant to Clause 15.1 above. Any utilizations still outstanding thereunder shall be transferred to this Agreement pursuant to Clause 2.3 above.

16.	Other

The Borrowing Base Providers agree to the transmission of the Borrowing Base Reports by e-mail. The Borrowing Base Providers are aware of the fact that confidentiality is not fully guaranteed with regard to this form of transmission.

17.	Limitation

With the exception of claims for damages, the Bank’s claims under this Agreement shall become statute-barred after five years only. The five-year term shall start at the end of the year in which the claim became due.

18.	Obligation of the Bank to maintain its offer

The Bank will consider itself bound to the offer submitted by this Agreement until 31.03.2020.

19.	Severability

Should any provision of this Agreement be legally invalid or unenforceable in whole or in part, the other provisions of this Agreement shall remain in force.

20.	Currency indemnity

If any sum due from the Borrowers hereunder (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

The Borrower shall as an independent obligation, within three business days of demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to the Bank at the time of its receipt of that Sum.

The Borrower waives any right it may have in any jurisdiction to pay any amount hereunder in a currency or currency unit other than that in which it is expressed to be payable.

21.	Choice of law / place of performance / venue / costs / process agent

(1)	This Agreement and all non-contractual obligations arising thereunder or in connection therewith shall be governed by the law of the Federal Republic of Germany.

(2)	Place of performance is Frankfurt am Main, Germany.

(3)

For any disputes arising out of or in connection with this Agreement or any non-contractual obligations in connection therewith the courts in Frankfurt am Main, Germany shall have jurisdiction. Nothing in this clause shall limit the Bank’s right to bring proceedings against the Borrower in the courts which have jurisdiction in the Borrower’s place of business or on behalf of its assets or for any other reason.

(4)	The Borrower undertakes to reimburse to the Bank all costs and expenses incurred in connection with this Agreement in judicial and extra-judicial proceedings outside the Federal Republic of Germany.

(5)

The Borrower hereby irrevocably authorises, Steinway Retail Deutschland GmbH, Landsberger Str. 336, 80867 München, Federal Republic of Germany, (“Process Agent”) to accept service in any and all legal matters in connection with this agreement, including proceedings before courts in the Federal Republic of Germany, and undertakes to present to the Bank a declaration from the Process Agent confirming acceptance of this authorisation. If, for any reason, the Process Agent does not accept service of process any more, the Borrower shall immediately inform the Bank and authorise another person to accept service. Nothing in this paragraph shall affect the Bank’s right to serve legal process in any other manner permitted by law.

22.	Application of the Bank’s General Business Conditions

The Bank’s General Business Conditions and the Conditions for Guarantee Business which are attached hereto shall apply in addition.

23.	Annexes

The following Annexes shall constitute an integral part hereof:

(a)	ANNEX I (Calculation Scheme Borrowing Base)

(b)	ANNEX II (Status Report for the Calculation of the Borrowing Base)

(c)	ANNEX III (Financial Covenant)

(d)	ANNEX IV (Legal Opinion)

(e)	ANNEX V (Legal Opinion re guarantee)

(f)	ANNEX VI (Loan Transfer Order)

(g)	ANNEX VIIa (Declaration of Accession)

(h)	ANNEX VIIb (Declaration of Accession for Boston Piano GmbH)

(Place, date)	(Commerzbank Aktiengesellschaft)

(Place, date)	(Steinway & Sons Inc., Hamburg Branch)

(Place, date)	(Steinway Retail Deutschland GmbH)

(Place, date)	(Louis Renner GmbH)

Assumption of Joint Liability

Steinway Retail Deutschland GmbH (“Co-Debtor”) herewith assumes joint liability for the debt of the Borrower under the above Facility Agreement for EUR 30,000,000.00 dated 18.03.2020 as Co-Debtor, thus becoming jointly and severally liable along with the Borrower pursuant to § 421 of the German Civil Code (BGB) for all current and future claims that the Bank may have vis-a-vis the Borrower by virtue of the Facility Agreement hereunder including, but not limited to, any overdrafts on the committed facility amount of up to 20%. The Bank shall advise the balances of the Borrower’s loan accounts if requested to do so by the Co-Debtor. This assumption of joint liability shall not entitle the Co-Debtor to draw down the credit facility itself.

(Place, date)	)

Assumption of Joint Liability

Louis Renner GmbH (“Co-Debtor”) herewith assumes joint liability for the debt of the Borrower under the above Facility Agreement for EUR 30,000,000.00 dated 18.03.2020 as Co-Debtor, thus becoming jointly and severally liable along with the Borrower pursuant to § 421 of the German Civil Code (BGB) for all current and future claims that the Bank may have vis-à-vis the Borrower by virtue of the Facility Agreement hereunder including, but not limited to, any overdrafts on the committed facility amount of up to 20%. The Bank shall advise the balances of the Borrower’s loan accounts if requested to do so by the Co-Debtor. This assumption of joint liability shall not entitle the Co-Debtor to draw down the credit facility itself.

(Place, date)	)

Assumption of Joint Liability

Boston Piano GmbH (“Co-Debtor”) herewith assumes joint liability for the debt of the Borrower under the above Facility Agreement for EUR 30,000,000.00 dated 18.03.2020 as Co-Debtor, thus becoming jointly and severally liable along with the Borrower pursuant to § 421 of the German Civil Code (BGB) for all current and future claims that the Bank may have vis-a-vis the Borrower by virtue of the Facility Agreement hereunder including, but not limited to, any overdrafts on the committed facility amount of up to 20%. The Bank shall advise the balances of the Borrower’s loan accounts if requested to do so by the Co-Debtor. This assumption of joint liability shall not entitle the Co-Debtor to draw down the credit facility itself.

(Place, date)	)